CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated June 19, 2008 on Dreyfus Premier State Municipal Bond Fund (comprising, respectively, the Connecticut Series, Maryland Series, Massachusetts Series, Michigan Series, Minnesota Series, North Carolina Series, Ohio Series, Pennsylvania Series and Virginia Series) for the fiscal year ended April 30, 2008 which is incorporated by reference in this Registration Statement (Form N-1A No. 33-10238) of Dreyfus State Municipal Bond Funds.

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ERNST & YOUNG LLP

New York, New York

December 11, 2008